Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Director of Marketing & Communications
(303) 262 4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports First Quarter 2013 Results
Continued Revenue Strength and Progress on Key Initiatives

GREENWOOD VILLAGE, CO - May 9, 2013 - StarTek, Inc. (NYSE:SRT) today announced its first quarter 2013 financial results.

First Quarter Highlights

•	Acquisition of Ideal Dialogue Company, LLC;

•	Revenue diversification with all clients under 25% of revenue;

•	Domestic segment gross margin of 10.4% driven by higher capacity utilization and operational performance; and

•	Jay Kirksey joined the leadership team as SVP, Human Resources and adds the experience and focus needed to drive improvement throughout our employee lifecycle.

First Quarter 2013 Financial Results
First quarter 2013 revenue increased 5.8% compared to the first quarter of 2012, a reflection of the new business signed during 2012. Both the Domestic and Latin America segments experienced year over year growth while Asia Pacific was flat. The Company had a net loss of $2.3 million, or $0.15 per share, during the first quarter of 2013 as compared to a net loss of $6.1 million, or $0.40 per share, in first quarter of 2012.

Gross margin decreased from 10.5% in the first quarter of 2012 to 8.8% in the first quarter of 2013. This reduction was the result of the closure of the Company's Cornwall, Canada facility and disappointing performance in the Company's Asia Pacific segment. Despite the negative impact of the Cornwall closure, Domestic gross margin improved to 10.4% from 3.1% in the first quarter of 2012 due to solid performance in several locations. Latin America experienced modest gross margin improvement due to the continued ramp of the Company's Honduras location.

SG&A expenses decreased 12.9% from $8.3 million during the first quarter of 2012 to $7.2 million during the first quarter of 2013, decreasing from 16.4% to 13.5% of revenue, due to the continued focus on cost management.

Liquidity and Capital Resources
As of March 31, 2013, the Company's cash position was approximately $7.3 million compared to $9.2 million as of December 31, 2012. The Company had approximately $1.1 million and $2.6 million in capital expenditures during the quarters ending March 31, 2013 and December 31, 2012, respectively. The acquisition of Ideal Dialogue Company, LLC resulted in a use of $0.8 million of cash during the first quarter of 2013.

"Our results will be choppy as we lead our turnaround." said Chad Carlson, President and Chief Executive Officer. "I am happy with our North America execution and our progress in LATAM and not satisfied with our Asia Pacific margins, but am encouraged by some leading indicators of better performance as a result of fresh leadership on key programs. We will continue to work these improvements over the next few months and get back in line with our expectations during the third quarter. We have also made progress on our IT platform initiative.”

For additional information on revenue and margin, please refer to the Financial Scorecard attached as Exhibit 99.2 to the Current Report on Form 8-K, which includes this press release.

Conference Call and Webcast Details
The Company will host a conference call today, May 9, 2013, at 4:00 p.m. MDT (6:00 p.m. EDT) to discuss first quarter 2013 financial results. To participate in the teleconference, please call toll-free 877.474.9502 (or 857.244.7555 for international callers) and enter “27697260”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek
StarTek, Inc. is a global provider of business process outsourcing services with approximately 10,200 employees, whom we refer to as Brand Warriors, that have been committed to making a positive impact on our clients’ business results for over 25 years.  Our mission is to enable and empower our Brand Warriors to fight for our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives resulting in a trusted partnership.  The StarTek Advantage System is the sum total of our culture, customized solutions and processes that enhance our clients’ customer experience.  The StarTek Advantage System is focused on improving customer experience and reducing total cost of ownership for our clients.  StarTek has proven results for the multiple services we provide including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs.  We manage programs using a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support.  StarTek has delivery centers in the U.S., Philippines, Canada, Costa Rica, Honduras and through its StarTek@Home workforce. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results and inability to renew or replace sources of capital funding.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$53,810	$50,859
Cost of services	49,082	45,522
Gross profit	4,728	5,337
Selling, general and administrative expenses	7,249	8,325
Impairment losses	—	3,086
Operating loss	(2,521)	(6,074)
Net interest and other income	96	103
Loss before income taxes	(2,425)	(5,971)
Income tax (benefit) expense	(97)	161
Net loss	$(2,328)	$(6,132)

Net loss per common share - basic and diluted	(0.15)	(0.40)

Weighted average shares outstanding - basic and diluted	15,302	15,189

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$7,339	$9,183
Trade accounts receivable, net	41,846	41,070
Other current assets	10,601	10,027
Total current assets	59,786	60,280
Property, plant and equipment, net	24,483	26,310
Other assets	8,002	6,542
Total assets	$92,271	$93,132
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$25,750	$23,879
Other liabilities	2,696	2,974
Total liabilities	28,446	26,853
Total stockholders’ equity	63,825	66,279
Total liabilities and stockholders' equity	$92,271	$93,132

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net loss	$(2,328)	$(6,132)
Adjustments to reconcile net loss to net
cash (used in) provided by operating activities:
Depreciation	3,069	3,810
Impairment losses	—	3,086
Non-cash compensation cost	466	334
Amortization of deferred gain on sale leaseback transaction	(70)	—
Changes in operating assets & liabilities and other, net	(1,364)	691
Net cash (used in) provided by operating activities	(227)	1,789
Investing Activities
Purchases of property, plant and equipment	(1,124)	(1,162)
Proceeds from note receivable	165	165
Cash paid for acquisition of business	(750)	—
Net cash (used in) investing activities	(1,709)	(997)
Financing Activities
Other financing, net	113	4
Net cash provided by financing activities	113	4
Effect of exchange rate changes on cash	(21)	(44)
Net (decrease) increase in cash and cash equivalents	(1,844)	752
Cash and cash equivalents at beginning of period	9,183	9,719
Cash and cash equivalents at end of period	$7,339	$10,471

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

The information presented in this press release may report 1) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation expense and stock compensation expense and 2) operating loss before impairment losses and restructuring charges. The following tables provide reconciliation of 1) adjusted EBITDA to net loss calculated in accordance with GAAP and 2) operating loss before impairment losses to operating loss calculated in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended
	March 31, 2013	March 31, 2012
Net loss	$(2,328)	$(6,132)
Income tax (benefit) expense	(97)	161
Interest expense (income)	3	(17)
Impairment losses	—	3,086
Depreciation expense	3,069	3,810
Stock compensation expense	466	334
Adjusted EBITDA	$1,113	$1,242

Operating Loss before Impairment Losses:

	Three Months Ended
	March 31, 2013	March 31, 2012
Operating loss	$(2,521)	$(6,074)
Impairment losses	—	3,086
Operating loss before impairment losses	$(2,521)	$(2,988)